EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Christie Ly (212)521-4218 direct cly@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter, Year-End 2004
Financial Results

NEW YORK, January 24, 2005 — Travelzoo Inc. (NASDAQ: TZOO), the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies, today reported record revenues and record pre-tax profit for the fourth quarter and year ended December 31, 2004. Earnings per share for the fourth quarter ended December 31, 2004 were $0.11 per basic share and $0.09 per diluted share.

         Fourth Quarter 2004 Financial Highlights:

  Revenues increased by 102% from same period last year
  Net income increased by 281% from same period last year
  Pre-tax profit margin of 36.5%

         Travelzoo Inc. reported revenues of $10.5 million for the fourth quarter ended December 31, 2004, an increase of 102% over revenues of $5.2 million for the same period in 2003, and a quarterly sequential increase of 11% over revenues of approximately $9.5 million for the quarter ended September 30, 2004. All revenues were generated from the sale of online advertising.

         Income before income taxes for the fourth quarter ended December 31, 2004 was approximately $3.8 million or 36% of revenues, up from approximately $1.0 million, or 20% of revenues, in the same period in 2003.

         The company reported net income of approximately $1.7 million for the fourth quarter of 2004 compared to net income of $453,000 for the same period in 2003.

         Reported net income in the fourth quarter of 2004 included a charge of approximately $977,000 related to a program under which the company makes cash payments to persons who establish that they were former stockholders of Travelzoo.com Corporation, and who failed to submit requests for shares in Travelzoo Inc. within the required time period. These expenses were included in general and administrative expense and were treated as having no recognizable tax benefit. This resulted in an increase to the effective income tax rate for the company. The effective income tax rate for the fourth quarter ended December 31, 2004 was 55%. The company expects expenses related to the program to decrease in future periods.

         Revenues for the year ended December 31, 2004 were $33.7 million compared to $18.0 million for 2003, an 87% increase.

          Net income for 2004 was $6.0 million, a 194% increase over net income of $2.1 million for 2003. Diluted net income per share was $0.33 in 2004 compared to $0.10 in 2003.

        Income before income taxes for 2004 was approximately $11.2 million, or 33% of revenues, compared to approximately $3.8 million, or 21% of revenues, for 2003.

About Travelzoo
        Travelzoo Inc. (NASDAQ: TZOO) is the Internet’s largest publisher of outstanding travel offers available directly from hundreds of travel companies. Travelzoo’s media properties include the Travelzoo® Web site (www.travelzoo.com), the Top 20® e-mail newsletter, the Newsflash™ e-mail alert service and SuperSearch™, a pay-per-click search engine. With more than 8 million subscribers, Travelzoo lists offers from more than 300 advertisers, including American Airlines, Carnival Cruise Lines, Fairmont Hotels & Resorts, Hertz, JetBlue Airways, Kimpton Hotels, Liberty Travel, The Mark Travel Corporation, Marriott, Orbitz, Royal Caribbean Cruises, Singapore Airlines, Spirit Airlines, The Venetian, Travelocity, United Airlines and Virgin Vacations.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Revenues	$ 10,509	$ 5,201	$33,679	$17,991

Cost of revenues	166	141	695	399

Gross profit	10,343	5,060	32,984	17,592
Operating expenses:
Sales and marketing	4,268	2,821	15,731	9,564
General and administrative	2,348	1,214	6,220	4,289

Total operating expenses	6,616	4,035	21,951	13,853

Income from operations	3,727	1,025	11,033	3,739
Interest income	106	5	127	13

Income before income taxes	3,833	1,030	11,160	3,752

Income taxes	2,104	577	5,122	1,702

Net income	$ 1,729	$ 453	$ 6,037	$ 2,050

Basic net income per share	$ 0.11	$ 0.02	$ 0.36	$ 0.11
Diluted net income per share	0.09	0.02	0.33	0.10

Shares used in computing
basic net income per share	16,222	19,425	16,879	19,425
Shares used in computing
diluted net income per share	18,252	20,584	18,475	20,527

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2004	December 31, 2003

Cash	$ 26,435	$ 3,522
Short term investments	10,032	–
Accounts receivable, net	5,327	2,370
Deposits	163	97
Other current assets	674	132
Deferred income taxes	391	225

Total current assets	43,022	6,346

Deposits	–	43
Deferred income taxes	43	27
Property and equipment, net	108	164
Intangible assets, net	84	147

Total assets	$ 43,257	$ 6,726

Accounts payable	440	224
Accrued expenses	2,464	1,328
Deferred revenue	91	22
Income tax payable	–	1,311

Total liabilities	2,995	2,885

Common stock	162	194
Additional paid-in capital	30,300	(116)
Retained earnings	9,800	3,763

Total stockholders' equity	40,262	3,841

Total liabilities and
Stockholders' equity	$ 43,257	$ 6,726

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Year Ended December 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 6,037	$ 2,050
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	161	163
Deferred income taxes	(181)	(139)
Provision for losses on accounts receivable	121	16
Loss on disposal of property and equipment	–	1
Tax benefit of stock option exercises	1,932	–
Accrued income on short-term investments	(30)	–
Changes in operating assets and liabilities:
Accounts receivable	(3,078)	(1,074)
Deposits	(23)	(52)
Prepaid expenses and other current assets	(543)	(17)
Accounts payable	216	(219)
Accrued expenses	1,136	781
Deferred revenue	69	3
Income tax payable	(1,312)	871

Net cash provided by operating activities	4,505	2,384

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(40)	(120)
Purchases of short-term investments	(10,002)	–
Purchases of intangible assets	(2)	–

Net cash used in investing activities	(10,044)	(120)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	28,047	–
Proceeds from stock option exercises	371	–
Recovery of profit from purchase and sale of stock by employees	34	–

Net cash provided by financing activities	28,452	–

Net increase in cash and cash equivalents	22,913	2,264
Cash and cash equivalents at beginning of period	3,522	1,258

Cash and cash equivalents at end of period	$ 26,435	$ 3,522

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ 4,683	$ 970

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